Exhibit 99.01

Houghton Mifflin, LLC and Houghton Mifflin Finance, Inc. Sell

$300 Million Floating Rate Senior PIK Notes Due 2011

BOSTON—May 4, 2006—Houghton Mifflin, LLC and Houghton Mifflin Finance, Inc., referred to as the issuers, announced today that they have sold in a private offering $300 million aggregate principal amount of their Floating Rate Senior PIK Notes due 2011, referred to as the notes. The sale of the notes is expected to close on May 9, 2006, subject to customary closing conditions. The issuers are affiliates of Houghton Mifflin Company, and upon the closing Houghton Mifflin, LLC will be the parent of Houghton Mifflin Holdings, Inc.

Interest on the notes will accrue and be payable semiannually in arrears on May 15 and November 15 of each year, commencing on November 15, 2006, at a rate per annum equal to LIBOR plus 6.75% (increasing to 7.25% if any notes are outstanding on or after November 15, 2007, and 7.75% on or after May 15, 2009), and will be payable in the form of additional notes, or in cash if the issuers so elect. Interest on the notes will be reset semiannually. The notes will mature on May 15, 2011.

The issuers intend to use the net proceeds from this offering to pay a dividend to their parent company, Houghton Mifflin Holding Company, Inc., which in turn intends to pay a dividend on certain of its common stock to its common stockholders, which include the sponsors, certain members of management and certain former employees.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended, and in offshore transactions pursuant to Regulation S under the Securities Act of 1933, as amended. The notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

About Houghton Mifflin

Boston-based Houghton Mifflin Company is one of the leading educational publishers in the United States, with more than $1 billion in sales. Houghton Mifflin publishes textbooks, instructional technology, assessments and other educational materials for elementary and secondary schools and colleges. The Company also publishes an extensive line of reference works and award-winning fiction and nonfiction for adults and young readers. With its origins dating back to 1832, Houghton Mifflin combines its tradition of excellence with a commitment to innovation.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995:

This communication includes forward-looking statements that reflect the current views of Houghton Mifflin Company and HM Publishing Corp. about future events and financial performance. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,”

“believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. The Company’s expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from the Company’s expectations, and we expressly do not undertake any duty to update forward-looking statements, which speak only as of the date of this release. These factors include, but are not limited to: (i) market acceptance of new educational and testing products and services, particularly reading, literature, language arts, mathematics, science and social studies programs, and norm-referenced and criterion-referenced testing; (ii) the seasonal and cyclical nature of educational sales; (iii) changes in funding in school systems throughout the nation, which may result in cancellation of planned purchases of educational and testing products and/or services and shifts in timing of purchases; (iv) changes in educational spending in key states such as California, Texas and Florida, and the Company’s share of that spending; (v) changes in purchasing patterns in elementary and secondary schools and, particularly in college markets, the effect of textbook prices, technology and the used book market on sales; (vi) changes in the competitive environment, including those which could adversely affect cost of sales, such as the increased amount of materials given away in the elementary and secondary school markets and increased demand for customized products; (vii) changes in the relative profitability of products sold; (viii) regulatory changes that could affect the purchase of educational and testing products and services; (ix) changes in the strength of the retail market for general interest publications and market acceptance of newly published titles and new electronic products; (x) the effect of fluctuations in raw material prices, principally paper; (xi) the ability of the Assessment Division to enter into new agreements for testing services and generate net sales growth; (xii) delays and unanticipated expenses in developing new programs and other products; (xiii) delays and unanticipated expenses in developing new technology products, and market acceptance and use of online instruction and assessment materials; (xiv) the potential for damages and fines resulting from errors in scoring high-stakes tests; (xv) the potential effect of a continued weak economy on sales of K–12, college and general interest publications; (xvi) the risk that the Company’s well-known authors will depart and write for competitors; (xvii) the effect of changes in accounting and regulatory and/or tax policies and practices; and (xviii) other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

Contact:

Cheryl	Cramer
Vice	President, Investor Relations
Houghton	Mifflin Company
617-351-5199
cheryl_cramer@hmco.com